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                OPTION FOR VARIABLE ADDITIONAL INSURANCE RIDER

                    MetLife Investors USA Insurance Company

THE AMOUNT OR DURATION OF THE DEATH BENEFIT PROVIDED BY THIS RIDER IS VARIABLE AND MAY INCREASE OR DECREASE BASED ON SEPARATE ACCOUNT PERFORMANCE. SEE THE VARIABLE ADDITIONAL INSURANCE DEATH BENEFIT PROVISION.

THE CASH VALUE OF EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED.

IF THIS RIDER IS ADDED AFTER THE POLICY IS ISSUED, THE WAITING PERIODS FOR INCONTESTABILITY AND SUICIDE ARE DIFFERENT FROM THOSE IN THE POLICY AND BEGIN ON THE ISSUE DATE OF THIS RIDER.

This Rider is a part of the Policy if it is listed on the Policy Specifications page; or on the Policy Specifications for Policy Change page. A copy of the application for this Rider is attached to and made part of the Rider. This Rider provides an additional dividend option. While this option is in effect, we will use the annual dividends credited to your policy to buy variable life insurance.

DEFINITIONS      ISSUE DATE OF THIS RIDER. The Issue Date of this Rider is
                 shown on the Policy Specifications page or Policy
                 Specification for Policy Change page. It is the effective date of this Rider.

                 DIVIDENDS. Dividends mean all dividends credited under your policy, except for dividends credited to an Option to Purchase Additional Insurance Rider. They include any dividends from any optional benefit Rider in your policy, as well as any dividend amounts transferred or converted from other dividend options.

                 ALLOCATION DATE. The Allocation Date is the date the first dividend under this option is applied to the Separate Account or Fixed Account.

                 VALUATION DATE. A Valuation Date is each day on which the New York Stock Exchange is open for trading. We reserve the right, on 30 days notice, to change the basis for such Valuation Date, as long as the basis is not inconsistent with applicable laws.

                 VALUATION PERIOD. A Valuation Period is the period between two successive Valuation Dates starting at 4:00 P.M., New York City time, on each Valuation Date and ending at 4:00 P.M., New York City time, on the next succeeding Valuation Date. We reserve the right, on 30 days notice, to change the basis for such Valuation Period as long as the basis is not inconsistent with applicable law.

                 SEPARATE ACCOUNT. The Separate Account is MetLife Investors USA Variable Life Account A.

                 INVESTMENT DIVISIONS. The Investment Divisions are part of the Separate Account. Each division holds a separate class (or series) of stock of a designated investment company or companies. Each class of stock represents a separate portfolio of an investment company.

                 The Investment Divisions available on the Issue Date of this Rider are shown in the application for this Rider. We may from time to time make other Investment Divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

                 FIXED ACCOUNT. The Fixed Account is the account to which we apply the dividends that you allocate to the Fixed Account. Interest will be credited at a rate not less than the Fixed Account Guaranteed Interest Rate shown on the Option for Variable Additional Insurance Rider Schedule (called "Schedule"). The Fixed Account is part of our general account.

                 LOAN COLLATERAL ACCOUNT. The Loan Collateral Account is the account to which we will transfer any cash value from the Fixed and Separate Accounts needed as collateral for a policy loan.


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                 CASH VALUE. The Cash Value is the sum of: (a) the value of the Fixed Account; (b) the value in each investment division of the Separate Account; and (c) the value of the Loan Collateral Account.

                 CONDITIONAL GUARANTEED DEATH BENEFIT. The Conditional Guaranteed Death Benefit is the amount of death benefit needed to prevent the Policy from becoming a Modified Endowment Contract under the Internal Revenue Code due to a decrease in death benefit because of adverse investment performance during any 7-year pay test period. It protects you from the adverse tax consequences associated with the Policy being treated as a Modified Endowment Contract instead of a life insurance policy as defined by the Internal Revenue Code. After the first seven years, your death benefit during any 7-year pay test period will not be less than your death benefit at the beginning of that 7-year test period. Any Cash withdrawal under this option will reduce or eliminate the Conditional Guaranteed Death Benefit. This guarantee will also end if your Policy becomes a Modified Endowment Contract for any other reason.

                 NET SINGLE PREMIUMS. Net Single Premiums are used to calculate the amount of variable additional insurance under this benefit. The net single premiums are shown in the Table of Net Single Premiums For Each $1000 Of Death Benefit.

                 COST OF INSURANCE CHARGE. A Cost of Insurance Charge is deducted each month from the Cash Value of the Fixed Account and the Investment Divisions. We may change these charges, but they will never be more than the guaranteed monthly percentages shown in the Table of Guaranteed Maximum Cost of Insurance Charges.

                 OTHER CHARGES. Mortality and expense risks charge and any transfer fee charge are shown on the Schedule.

                 CASH VALUE. The Cash Value is calculated as follows:

                 1. The cash value in the Fixed Account on the preceding valuation date credited with interest for the current valuation period; plus

                 2. The cash value in each Investment Division on the preceding valuation date multiplied by the experience factor for the current valuation period; plus

                 3. The cash value in the Loan Collateral Account on the preceding valuation date credited with interest for the current valuation period; plus

                 4. Any dividend applied during the current valuation period and allocated to the Fixed Account and any Investment Division; plus

                 5. Any cash value transferred to the Fixed Account from an Investment Division during the current valuation period; plus

                 6. Any cash value transferred to the Loan Collateral Account from the Fixed Account or an Investment Division; plus

                 7. Any cash value transferred to an Investment Division from the Fixed Account or another Investment Division during the current valuation period; less

                 8. Any cash value transferred from the Loan Collateral Account to the Fixed Account or an Investment Division; less

                 9. Any cash value transferred from the Fixed Account to an Investment Division during the current valuation period; less

                 10. Any cash value transferred from an Investment Division to the Fixed Account or another Investment Division during the current valuation period; less

                 11. Any cash withdrawals from the Fixed Account and
                     Investment Divisions during the current valuation period; less

                 12. The portion of any Monthly Deduction not deducted during the current Valuation Period or any accrued Monthly Deductions not deducted during a prior Valuation Period due to insufficient Cash Value in the Investment Divisions and the Fixed Account; less

                 13. The portion of any monthly Cost of Insurance and
                     Separate Account charges deducted from the Fixed Account and each Investment Division during the current valuation period.


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EXPERIENCE FACTOR   1.  The "experience factor" for a valuation period is the
                        net asset value per Investment Company share at the end of the current valuation period; plus

                    2. The per share amount of any investment dividend or capital gain paid by the investment company during the current valuation period; less

                    3. Any per share charge for taxes or any reserve for taxes.

                    This amount is then divided by the net asset value per investment company share at the end of the preceding valuation period.

VARIABLE ADDITIONAL We will use your dividends to buy variable life insurance
INSURANCE DEATH     that will be included in the insurance proceeds payable
BENEFIT             on the death of the insured. The amount of insurance is
                    subject to change on each Valuation Date. We determine the amount of the death benefit on the date of death of the Insured as follows:

                    1. On the Allocation Date, we take the sum of all dividend amounts and then divide by the applicable Net Single Premium at the insured's attained age to provide the variable additional insurance death benefit.

                    2. For each day in the Valuation Period until another dividend amount is credited, the variable additional insurance death benefit is the Cash Value divided by the Net Single Premium for that day. If the Conditional Guaranteed Death Benefit is larger, we will pay that amount instead.

                    3. On a policy anniversary, we take all the dividends credited on that anniversary and add them to the Cash Value of the variable additional insurance determined on the last Valuation Date of the last policy year and then divide that sum by the Net Single Premium for the insured's attained age. This is the total variable additional insurance death benefit for the first day of the new policy year.

MONTHLY             Each month the following amounts will be deducted from
DEDUCTION           the Cash Value of this Rider:

                    1.  Cost of Insurance Charge;

                    2.  Mortality and expense risks charge; and

                    3.  Any accrued Monthly Deductions.

                    You may choose to have the Monthly Deduction charged proportionately to the Fixed Account and each Investment Division of the Separate Account or all to the Fixed Account. If you choose to have the Monthly Deduction charged to the Fixed Account and its value is not sufficient, the remainder will be charged proportionately to each Investment Division of the Separate Account.

                    If during any month the Cash Value, less the Loan Collateral Account, is less than the Monthly Deduction, the uncollected amount will accrue without interest until the Cash Value, less the Loan Collateral Account, is large enough to cover the accrued Monthly Deduction. Accrued Monthly Deductions will reduce the Cash Value and Death Benefit under this Rider.

LOAN The Cash Value of this Rider is available as part of the collateral for loan under the Policy. Any cash value needed as collateral for a policy loan will be transferred into the Loan Collateral Account. It will be credited with interest at a rate of not less than the Loan Collateral Interest Rate shown on the Schedule.

SEPARATE ACCOUNT    MetLife Investors USA Variable Life Account A is an
                    investment account set up and kept by us, apart from our general account or other separate investment accounts. It is used for variable additional insurance and for other policies and contracts as permitted by law.

                    We own the assets of the Separate Account. Assets equal to our reserves and other liabilities of the Separate Account will not be charged with the liabilities that arise from any other business that we conduct. We may from time to time transfer to our general account assets in excess of such reserves and liabilities.

                    Income and realized and unrealized gains or losses from the assets of the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains or losses.

                    The Separate Account will be valued at the end of each Valuation Period, but at least monthly.

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 RIGHT TO MAKE    We reserve the right to make certain changes if, in our
 CHANGES judgment, they would best serve the interests of the owners of benefits such as this one, or would be appropriate in carrying out the purposes of such benefits. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and the approval of any appropriate regulatory authority.

                  Some examples of the changes we may make include:

                  1. To operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

                  2. To take any action necessary to comply with or obtain any exemptions from the Investment Company Act of 1940.

                  3. To transfer any assets in the Investment Division to one or more separate accounts, or to our general account, or to add Investment Divisions to the Separate Account.

                  4. To substitute, for the investment company shares held in the Investment Division, the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

                  5. To change the way we assess charges, but without increasing the aggregate charged to the Separate Account.

                  6. To make any other necessary technical changes in this benefit in order to conform to any action this provision permits us to take.

                  If any of these changes result in a material change in the underlying investments of the Separate Account, we will notify you of such change.

 RIGHT TO CHANGE  You may change the allocation of future dividends to the
 ALLOCATION       Fixed Account and the Investment Divisions of the Separate
                  Account. You must allocate at least 1% of the dividends to each alternative you choose. Percentages must be in whole numbers. (For example, 33 1/3% may not be chosen.) You must notify us in writing, or by other means as determined by us, of a change in allocation. The change will take effect immediately upon receipt at our Designated Office.

                  You may also change the allocation of the Cash Value. To do this, you may transfer amounts among the alternatives at any time, but we reserve the right to limit transfers to and from the Fixed Account. While we do not impose a charge currently, in the future (depending on the volume and amount of transfers), a transfer charge of not more than the charge shown on the Schedule for each transfer may be deducted from the Cash Value from which amounts are transferred proportionately among the Fixed Account and the Investment Divisions of the Separate Account when each transfer is made. However, no charge will be assessed for transfers arising from policy loans and loan repayments or from an automatic investment strategy. Transfers must be in either dollar amounts or a percentage in whole numbers. The minimum amount that may be transferred is shown on the Schedule or, if less, the entire value in an Investment Division of the Separate Account or the entire value in the Fixed Account. . There is no limit on the number of transfers among the Investment Divisions of the Separate Account. The change will take effect on the date we receive written notice from you at our designated office. No restrictions on transfers will apply it you have selected an automatic investment strategy.

 WITHDRAWALS      You may withdraw all or part of the Cash Value of this
                  option at any time, except for any Cash Value needed as collateral for a policy loan. To do so, you must send us a written request. A withdrawal will reduce the amount of variable additional insurance payable as of the date of withdrawal. The reduced amount of insurance will be the amount of additional insurance that the remaining Cash
                  Value, if any, will buy at the net single premium for the Insured's sex and attained age on the date of withdrawal.

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 DEFERMENT        We reserve the right to defer the calculation and payment of the variable additional insurance benefit under certain circumstances. Generally, it will not be practical for us to determine the value of an Investment Division of the Separate Account during any period when the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings) or when the Securities and Exchange Commission restricts trading or determines an emergency exists. In these cases, we reserve the right to defer: (a) the determination, application, or payment of a cash withdrawal; (b) the transfer of a cash value amount; and (c) the payment of the variable additional insurance as part of the policy's insurance proceeds. We may also defer paying a cash withdrawal or transferring cash from the Fixed Account for up to 6 months from the date we receive your request.

 NON-PAYMENT OF   If your policy lapses, we will automatically transfer the
 POLICY PREMIUMS  cash value of the Investment Divisions to the Fixed Account.

 REINSTATEMENT    If your policy has ended because premiums due were not paid before the end of the grace period, you may reinstate this Rider when you reinstate your policy.

 AGE AND SEX      If the insured's age or sex on the Issue Date of this Rider is not correct, we will recalculate the amount of variable additional insurance by using the Cost of Insurance Charges and the Net Single Premiums applicable to the insured's correct age and sex.

 INCONTESTABILITY This Rider will not be contestable after it has been in force during the life of the Insured for two years from the Issue Date of this Rider.

 SUICIDE          If the Insured dies by suicide, while sane or insane, within
 EXCLUSION        two years from the Issue Date of this Rider, this Rider will terminate and no benefits will be payable under this Rider.

 ANNUAL REPORTS   Each year we will send you a report showing the current
                  amount of variable additional insurance and Cash Value. The report will also show the amount and type of credits to and deductions from the cash value during the past year. It will also include any other information required by state laws and regulations.

 TERMINATION      Your dividends will continue to buy variable additional
                  insurance under this Rider until the earlier of:

                  1. The monthly anniversary on or following receipt at our Designated Office of your written request, in a form acceptable to us, to terminate this Rider or to change to another dividend option; and

                  2. The date the Policy lapses for nonpayment of premiums or otherwise terminates.

                  We will then pay you any remaining Cash Value, less any amount needed to repay a loan.

 The Issue Date and effective date of this Rider and the Policy are the same unless another Issue Date is shown on the Policy Specifications for Policy Change page.

                                                  MetLife Investors USA
                                                  Insurance Company

                                                  /s/ Richard C. Pearson
                                                  -----------------------------
                                                  Secretary


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            OPTION FOR VARIABLE ADDITIONAL INSURANCE RIDER SCHEDULE

INSURED:                      [JOHN DOE]

POLICY NUMBER:                [SPECIMEN]

FIXED ACCOUNT GUARANTEED      [4.0%]
INTEREST RATE

MORTALITY AND EXPENSE RISKS   [.0415710%] OF THE CASH VALUE OF THE SEPARATE
CHARGE                        ACCOUNT

MAXIMUM TRANSFER CHARGE       [$25.00]

MINIMUM TRANSFER AMOUNT       [$50.00]

LOAN COLLATERAL INTEREST RATE [4.0%]

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         TABLE OF NET SINGLE PREMIUMS FOR EACH $1000 OF DEATH BENEFIT

          AGE       RATE        AGE       RATE        AGE       RATE
       ---------  ---------  ---------  ---------  ---------  ---------
              35     248.93         64     581.39         93     896.04
              36     257.36         65     594.26         94     901.27
              37     266.07         66     607.03         95     906.20
              38     275.05         67     619.80         96     910.67
              39     284.29         68     632.64         97     914.96
              40     293.79         69     645.57         98     919.05
              41     303.56         70     658.66         99     922.89
              42     313.56         71     671.81        100     926.40
              43     323.79         72     685.03        101     929.40
              44     334.21         73     698.04        102     932.39
              45     344.79         74     710.93        103     935.40
              46     355.55         75     723.78        104     938.48
              47     366.51         76     736.50        105     941.76
              48     377.67         77     749.11        106     944.97
              49     389.17         78     761.52        107     948.09
              50     401.01         79     773.63        108     951.13
              51     413.13         80     785.33        109     954.08
              52     425.52         81     796.63        110     956.95
              53     438.09         82     807.46        111     959.72
              54     450.80         83     817.93        112     962.41
              55     463.58         84     828.09        113     965.01
              56     476.39         85     837.94        114     967.51
              57     489.23         86     847.27        115     969.93
              58     502.12         87     856.03        116     972.27
              59     515.21         88     864.17        117     974.53
              60     528.47         89     871.65        118     976.85
              61     541.82         90     878.48        119     980.64
              62     555.15         91     884.67        120   1,000.00
              63     568.36         92     890.51

THE NET SINGLE PREMIUM ON A DATE DURING A POLICY YEAR IS DETERMINED BY INTERPOLATION BETWEEN THE VALUES FOR THE ANNIVERSARIES IMMEDIATELY PRECEDING AND IMMEDIATELY FOLLOWING THAT DATE.


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             TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE CHARGES


                  GUARANTEED            GUARANTEED            GUARANTEED
                   MAXIMUM               MAXIMUM               MAXIMUM
                   MONTHLY               MONTHLY               MONTHLY
          AGE     PERCENTAGE    AGE     PERCENTAGE    AGE     PERCENTAGE
       ---------  ---------- ---------  ---------- ---------  ----------
              35   0.050100         64   0.145200         93   0.246200
              36   0.050600         65   0.150300         94   0.246500
              37   0.051100         66   0.153900         95   0.247700
              38   0.052600         67   0.156400         96   0.247000
              39   0.053800         68   0.158600         97   0.246400
              40   0.055300         69   0.159900         98   0.245800
              41   0.057700         70   0.162200         99   0.245500
              42   0.060500         71   0.164500        100   0.245800
              43   0.064000         72   0.169700        101   0.244100
              44   0.068100         73   0.173700        102   0.242000
              45   0.072100         74   0.176700        103   0.239600
              46   0.075100         75   0.180400        104   0.236500
              47   0.078300         76   0.183700        105   0.234100
              48   0.078200         77   0.187700        106   0.231500
              49   0.078400         78   0.192500        107   0.228700
              50   0.079900         79   0.197900        108   0.225600
              51   0.082000         80   0.202900        109   0.222300
              52   0.085800         81   0.208300        110   0.218600
              53   0.089900         82   0.212300        111   0.214800
              54   0.095300         83   0.215600        112   0.210500
              55   0.101300         84   0.218700        113   0.206000
              56   0.106500         85   0.223000        114   0.201100
              57   0.111600         86   0.227500        115   0.195800
              58   0.113800         87   0.232000        116   0.190000
              59   0.116600         88   0.236200        117   0.183800
              60   0.120300         89   0.240100        118   0.175900
              61   0.125600         90   0.243500        119   0.163000
              62   0.132100         91   0.244800        120          0
              63   0.139000         92   0.245700

MONTHLY COST OF INSURANCE CHARGES IS ASSESSED AS A PERCENTAGE OF THE BEGINNING OF MONTH CASH VALUE. MONTHLY COST OF INSURANCE CHARGES WILL NEVER BE LESS THAN $0.01.

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